Exhibit 10.7

PROJECT KITKAT

Convertible Bond

€500 Million Zero-Coupon Senior Unsecured Convertible Bond Due 2013

Summary of Indicative Principal Terms of the Bond

Bond	€500,000,000 Zero-Coupon Senior Unsecured Convertible Bond due 2013 (the Bond).

Issuer	Molson Coors Holdco, Inc., a Delaware corporation (the Issuer).

Guarantor	Molson Coors Brewing Company, a Delaware corporation (the Parent).

Holder	Starbev L.P., a Jersey Limited Partnership (the Holder).

Issue Date	The Bond will be issued on the closing date of the Transaction (the Closing Date).

Final Maturity Date	Unless previously redeemed or purchased and cancelled, the Bond will be redeemed by the issuer on December 31, 2013 (the Final Maturity Date), for the greater of (i) the principal amount of the Bond and (ii) the Notional Share Value Amount (as defined below) on the Final Maturity Date.

Notional Share Value Amount	The aggregate Notional Cash Value of the Notional Initial Number of Shares.

Notional Initial Number of Shares	Shall be 12,894,044 shares of Parent Class B Common Stock (adjusted for the conversion price adjustment provisions as per the Parent’s convertible bond issue issued pursuant to a prospectus dated June 11, 2007 (the Parent’s Convertible)).

Notional Cash Value	On any given date, means the average volume weighted market price per share of the Parent’s Class B Common Stock for the 5 Trading Days ending on the date prior thereto.

Exchange Rate	Except as provided below, at any time the Bond calls for a conversion between US dollars and Euros, the exchange rate shall be the average of the closing exchange rates quoted by Bloomberg on each of the previous 5 Trading Days prior to the day such calculation is made.

Redemption Exchange Rate	The closing exchange rates quoted by Bloomberg for each Trading Day used to calculate the Redemption Parity Value (as defined below) at any given time.

Parent Class B Common Stock	The Parent’s Class B Common Stock listed on the NYSE.

Signing Date	The execution date of the Share Purchase Agreement.

Trading Day	A day the New York Stock Exchange is open for trading.

Conversion Premium	115%

Initial Conversion Price	US$51.6789

Parent’s Canadian Bonds	CAD$500 million 3.95% Series A Notes due 2017.

First Redemption Date	The earlier of (i) the date 30 days after the Parent announcing its 2012 annual financial results and (ii) March 31, 2013. The Bond may not be redeemed or prepaid prior to the First Redemption Date.

Conversion Period	From and including the First Redemption Date to and including December 19, 2013.

Form and Denomination	The Bond will be a definitive bond registered in the name of the Holder.

Interest	The Bond will be a zero coupon bond and will not pay interest.

Status of the Bond	The Bond will be a senior, direct, unconditional, unsubordinated and unsecured obligation of the Issuer and amounts owed under it shall rank pari passu and rateably without any preference among themselves and equally with all other existing and future unsecured and unsubordinated obligations of the Issuer but, in the event of a bankruptcy or winding-up, save for such obligations that may be preferred by provisions of law that are mandatory and of general application.

Status of the Guarantee	The Guarantee will be a direct, unconditional, unsubordinated and unsecured obligation of the Parent and amounts owed under it shall rank pari passu and rateably without any preference among themselves and equally with all other existing and future unsecured and unsubordinated obligations of the Parent but, in the event of a bankruptcy or winding-up, save for such obligations that may be preferred by provisions of law that are mandatory and of general application.

Holder Put Right	The Bond shall entitle the Holder, subject to the Payment Reduction section below, by delivering a notice of exercise (the Put Notice) of its Put Right to require the Issuer to redeem the Bond during the Conversion Period (the Put Right) for cash in euro in an amount equal to the greater of (i) the principal amount of the Bond and (ii) the Notional Share Value Amount (calculated and using the Exchange Rate as at the date of the Put Notice (the Put Exercise Date)). Notwithstanding the Final Maturity Date, amounts payable in cash shall only be due 20 days following receipt of the Put Notice and any Parent Class B Common Stock issued pursuant to the Partial Share Settlement (as defined below) shall be settled on the fifth Trading Day following the Put Exercise Date.

Partial Share Settlement Option	Upon receipt by the Issuer of a Put Notice or at the Final Maturity Date, the Issuer shall have the right to deliver to the Holder in lieu of a portion of the cash otherwise deliverable on exercise of the Put Right or on the Final Maturity Date that number of shares of Parent Class B Common Stock equal to the Partial Share Settlement Amount (a Partial Share Settlement). The Partial Share Settlement Amount shall be determined by dividing the Upside Amount by the Notional Cash Value. The Upside Amount means the positive difference, if any, of (i) the Notional Share Value Amount (as calculated above) over (ii) the principal amount of the Bond.

Parent Class B Common Stock	Parent Class B Common Stock issued pursuant to a Partial Share Settlement will rank pari passu with the fully paid and non-assessable Parent Class B Common Stock in issue on the Put Notice Date, save for any right excluded by mandatory provisions of applicable law and except that they will not rank for (or, as the case may be, the Holder will not be entitled to receive) any rights, distributions or payments where the record date or other due date for the establishment of entitlement falls prior to the date of issuance of such Parent Class B Common Stock to the Holder.

Optional Redemption by the Issuer	The Issuer may redeem all but not only some of the Bond at the principal amount at any time on or after the First Redemption Date, if the parity value of the Notional Initial Number of Shares on each of not less than 20 Trading Days in any period of 30 consecutive Trading Days ending not earlier than 15 days prior to the giving of the relevant optional redemption notice (the Redemption Parity Value), calculated using the Redemption Exchange Rate exceeds 140 percent of the Principal Amount of the Bond on such Trading Day. Where the Issuer exercises this option, the Issuer shall pay the principal amount of the Bond in cash in euro with the remainder paid, at the Issuer’s option, either in (i) Parent Class B Common Stock, the number of Parent Class B Common Stock calculated pursuant to the Notional Cash Value the day prior to the exercise of the Issuer’s optional redemption, or (ii) cash in euro.

Cross Acceleration or Cross Default	The Bond shall contain a cross acceleration provision if the repayment of any indebtedness for borrowed money owing by the Parent, the Issuer or any of the Parent’s significant subsidiaries (as defined in Regulation S-X) is accelerated by reason of the failure to perform any covenant or agreement applicable to such indebtedness which acceleration has not been rescinded or annulled, and a cross default provision if the Parent, the Issuer or any of the Parent’s significant subsidiaries (as defined in Regulation S-X) defaults in respect of any payment of any indebtedness for borrowed money (subject to the lapse of any applicable grace period), in each case where the principal amount of such indebtedness exceeds the equivalent in the relevant currency of US$50,000,000.

Other Events of Default and adjustment provisions	The Bond shall contain the events of default substantially consistent with the type set forth in the Parent’s Canadian Bonds and conversion price adjustment provisions substantially consistent with the type set forth in the Parent’s Convertible.

Registration Rights Agreement	The Issuer and the Holder shall enter into a customary registration rights agreement for the registration and re-sale of any Parent Class B Common Stock issued in connection with a Partial Shares Settlement or Optional Redemption by the Issuer.

Governing Law	The Bond and the Registration Rights Agreement shall be governed by New York law.

Listing	None.

Transferability	The Holder shall not be entitled to transfer the Bond.

Payment Reduction	Offset to be consistent with Set-Off provision in the share purchase agreement dated 3 April 2012 between Starbev L.P., Molson Coors Holdco – 2 Inc. and Molson Coors Brewing Company relating to the sale and purchase of the entire issued share capital of Starbev Holdings S.à r.l. (the Share Purchase Agreement) and the Management Warranty Deed (as such term is defined in the Share Purchase Agreement). The Issuer may withhold an amount of Principal up to the amount of the damages claimed by the Purchaser (the Reduction Amount) in accordance with the Set-Off provision. Any Reduction Amount shall become payable promptly only after final resolution in accordance with the terms and conditions of the Share Purchase Agreement or the Management Warranty Deed, as applicable.

Dividend Threshold Amount	Means $0.32 per share of Parent Class B Common Stock per Quarter, subject to adjustment provisions substantially consistent with the type set forth in the Parent’s Convertible.

Conversion rate adjustment table	The conversion rate adjustment table set out in the Appendix sets forth the number of additional Parent Class B Common Stock to be received by the Holder for conversions in connection with a qualifying fundamental change, as defined in the Parent’s Convertible.

Additional Provisions	The Bond shall also contain a guaranty and a merger and consolidation covenant with respect to the Parent based on the merger and consolidation covenant included in the Parent’s Convertible.

Appendix

Make Whole Table (Number of Additional Parent Class B Common Stock Delivered)

Stock Price of Parent Class B Common Stock on a qualifying fundamental change

Qualifying Fundamental Change Date	€33.72	€35.64	€37.52	€39.39	€41.27	€43.15	€45.02	€46.90	€48.77	€50.65	€52.52	€54.29	€56.28	€58.15
06/30/2012	1,934,105	1,511,411	989,710	652,303	405,545	234,147	122,970	58,047	25,393	10,994	3,845	903	16	4
09/30/2012	1,934,105	1,422,986	967,602	625,161	378,597	211,458	106,064	47,085	19,504	7,742	2,317	336	2	0
12/31/2012	1,934,105	1,398,765	930,362	584,246	341,155	181,217	84,853	34,392	13,348	4,592	1,018	0	0	0
03/31/2013	1,934,105	1,355,700	876,074	529,438	293,415	145,226	61,909	22,423	8,037	2,223	251	0	0	0
06/30/2013	1,934,105	1,294,603	800,299	453,473	229,903	100,494	35,874	11,100	3,163	446	0	0	0	0
09/30/2013	1,934,105	1,208,343	681,135	333,296	136,110	43,056	9,833	2,112	123	0	0	0	0	0
12/31/2013	1,934,105	1,134,385	432,964	0	0	0	0	0	0	0	0	0	0	0

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

(i) between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

(ii) in excess of €58.15 per share (subject to adjustment), no increase in the conversion rate will be made; and

(iii) less than €33.72 per share (subject to adjustment), no increase in the conversion rate will be made.